EXHIBIT 10.33
ENGLISH TRANSLATION OF FRENCH LANGUAGE ORIGINAL
AGREEMENT CONCERNING THE
PULP AND PAPER OPERATIONS OF ABITIBIBOW CANADA IN QUEBEC

BETWEEN:	BOWATER CANADIAN FOREST PRODUCTS INC., a legal person duly constituted under the laws of Nova Scotia, having its registered office in Halifax, Nova Scotia, and ABITIBI- CONSOLIDATED COMPANY OF CANADA, a legal person duly constituted under the laws of Quebec, having its head office in Montreal, Quebec, both acting and duly represented for the purposes hereof by Mr David J. Paterson, President, on their own behalf and on behalf of any Canadian successor upon emergence from the current restructuring process described herein

(hereinafter collectively called “AbiBow Canada”);

AND:	THE GOVERNMENT OF QUEBEC, acting and duly represented for the purposes hereof by Mr. Clément Gignac, Minister of Economic Development, Innovation and Export Trade

(hereinafter called the “Government”).
Recitals
Whereas the pulp and paper industry is experiencing a very difficult period;
Whereas AbiBow Canada, as well as the group formed with its holding company AbitibiBowater Inc. (hereafter referred to as “AbiBow”), is affected as is the entire industry, notably as a result of the significant reduction in the demand for newsprint and of the economic context;
Whereas the Canadian subsidiaries of AbiBow sought the protection of the Companies’ Creditors Arrangement Act (R.S.C. 1985, c. C-36) (hereinafter called the “CCAA”), on April 17, 2009;
Whereas the Minister of Finance, the Minister of Economic Development, Innovation and Export Trade and the Minister of Natural Resources and Wildlife announced, on April 17, 2009, an exceptional intervention by authorizing Investissement Quebec to grant a guarantee of a loan for a maximum of US$100 million to certain members of the AbiBow group, which loan has since been repaid;
Whereas AbiBow, in cooperation with its creditors, its stakeholders, the CCAA Monitor and its financial advisors, has developed a 5-year business plan based on its current outlook that provides for improved profit margins and cash flow, and these improvements will be possible in part because of the efforts of AbiBow and its employees to concentrate on the manufacturing operations of highly competitive facilities;
Whereas AbiBow currently has two primary operating companies in Canada, Abitibi-Consolidated Company of Canada and Bowater Canadian Forest Products Inc., the combination of which to form AbiBow Canada is planned upon emergence from the current restructuring process, and these two companies have significant solvency deficits in their pension plans;
Whereas, since the start of its restructuring process AbiBow Canada has initiated discussions and actively worked with the Government and competent authorities, in the interest of its business and of all its stakeholders, including in order to (i) identify measures to protect its employees and retirees, and (ii) promote its emergence from the restructuring process as a stronger and more sustainable company, including so as to resume contributions to these plans;
Whereas a significant proportion of the Canadian activities of AbiBow are in Quebec;

Whereas pursuant to the business plan established by AbiBow, AbiBow Canada intends to (i) keep all its Quebec pulp and paper mills active, which mills have a theoretical capacity of approximately two million metric tons, and (ii) make or take every reasonably required effort and measure to ensure the viability of its Quebec pulp and paper mills, in the same way it does for mills of the AbiBow group located outside Quebec having similar delivered costs for similar products;
Whereas in connection with its emergence from the restructuring process, AbiBow Canada has been discussing with the competent authorities with respect to relief measures in order for the registered pension plans in Quebec for its pulp and paper operations (“pension plans”) to continue to pay 100% of the pensions to their retirees and beneficiaries;
Whereas in order to ensure the completion of AbiBow Canada’s restructuring the Government’s support in various forms is required;
CONSEQUENTLY, THE PARTIES AGREE TO THE FOLLOWING:
1.	AbiBow Canada Covenants

1.1.	Governance
AbiBow Canada agrees:
1.1.1.	not to pay any dividend while the weighted average solvency ratio of its pension plans is less than 80%;
1.1.2.	to abide by the AbiBow compensation plan with respect to salaries, bonuses and severance, which description was filed with the Court and its creditors in the context of its restructuring process is attached hereto as Schedule I;

1.1.3.	to present to the Government the annual financial results of AbiBow as soon as they are made public; and

1.1.4.	to report annually to the Government on the implementation of its business plan, which description was filed with the Court and its creditors in the context of its restructuring process is attached hereto as Schedule II;

1.2.	Pension Plans
AbiBow Canada agrees, subject to the arrangements made with the competent authorities:
1.2.1.	that it will not voluntarily terminate any of its pension plans in Quebec before it emerges from the Court protection under the CCAA;
1.2.2.	that it will continue its discussions with the Régie des rentes du Québec to examine solutions in order to avoid termination of pension plans; and
1.2.3.	that the undertakings set forth in this Section 1.2 will also be complied with by its subsidiaries that participate in a supplemental pension plan governed by the Supplemental Pension Plans Act (R.S.Q., c. R-15.1);
1.3.	Investments
AbiBow Canada agrees:
1.3.1.	in its pulp and paper operations, that at least 60% of its maintenance and value-creation investments shall be made in Quebec, such that, for example, investments of $60 million per year would result in a minimum investment of $180 million during a 5-year period for Quebec;
1.3.2.	to make investments in strategic projects in Quebec in a minimum amount of $75 million over a 5-year period, to which an amount of $10 million may be added in the event no amount becomes payable in connection with the maintenance of AbiBow Canada production capacity in Quebec, as provided in Section 1.4.4.
1.4.	Business Continuity
AbiBow Canada agrees:
1.4.1.	that the head office of AbiBow and all its actual related functions shall remain in Quebec;

1.4.2.	that if a pulp and paper mill is permanently shut down in Quebec, it shall give the Government and the affected communities the opportunity to find recovery alternatives;

1.4.3.	that it shall offer favourable conditions to enable potential buyers to purchase its pulp and paper assets at market value, in the event of a sale of such assets located in Quebec, such favourable conditions including the analysis on a case-by-case basis of the need to have non-competition provisions;

1.4.4.	that, having regard to its intent described in the recital to maintain the production capacity of the Quebec pulp and paper mills, it shall pay to one or more pension plans, as additional solvency special payments, a total compensation of $75 for every metric ton reduction in such production capacity resulting from a definitive shutdown of at least one machine, including a temporary shutdown for more than 6 consecutive months or 9 cumulative months over a period of 18 months, without any duplication in the capacity levels of pulp and of paper or otherwise, such compensation being payable over 4 years and only once for any given circumstance; it being understood that no payment shall be made in respect of any pension plan having an excess surplus under applicable tax laws;

1.4.5.	that, where delivered costs are equivalent to those of its mills located outside Quebec, not to transfer outside Quebec any pulp and paper production (or part thereof) located in its mills located in Quebec at the time all of the terms of this letter become effective; and

1.4.6.	to create a diversification fund by contributing 2 million dollars per year for 5 years for the benefit of the municipalities and the workers where the Company’s Quebec mills are located.

2.	Term

2.1.	The present letter will become effective as of the time of AbiBow Canada’s emergence from Court protection under the CCAA and will expire 5 years after such emergence, except Section 1.2.1 that becomes effective upon its signing.

2.2.	The parties agree to re-evaluate, after the 5 year term, the covenants of this letter, in light of AbiBow Canada’s situation, the conditions affecting the pulp and paper industry as a whole and the solvency of its pension plans.

3.	Assignment

3.1.	The rights and obligations provided herein shall not, under penalty of being null and void, be assigned, in whole or in part, without consent of the Government and of AbiBow Canada.

4.	Notice

4.1.	A notice and other communication must be in writing and sent to the parties to their respective addresses by recommended or certified mail, or by fax or messenger. Such notice and communication is deemed to have been received the same day it was sent by fax or messenger, and if it was sent by mail, on the fifth business day following.

In all cases, the party giving notice must be able to evidence the sending of the notice if required to do so by the other party, absent which the notice is deemed null and void.

TO:	Government Minister of Economic Development, Innovation and Export Trade 710 Place D’Youville, 9th floor Québec (Québec) G1R 4Y4 Fax: 418 643-0221 Attention: Mr. Mario Bouchard

TO:	AbiBow Canada 1155 Metcalfe Street, Suite 800 Montréal (Québec) H3B 5H2 Canada Fax: 514 394-3644 Attention: Senior Vice-President, Corporate Affairs and Chief Legal Officer
5.	General provisions

5.1.	The present letter (except the schedules) can only be modified by an amendment duly signed by the parties. The plans described in the schedules herein may be modified by AbiBow from time to time, AbiBow Canada agrees to notify the Government promptly of any important changes to these, including for all information that the Government considers reasonably necessary on this subject, and to report annually to the Government all the changes made to the said plans. The recitals to the present letter do not confer rights or obligations in respect of either one of the parties.

5.2.	Time is of the essence of this letter.

5.3.	Each party to this letter represents and warrants to the other party (i) that it has the required authorizations and full powers to sign this letter and execute all its obligations contemplated herein, (ii) that by the signing and performance of this letter it is not violating its constituting act, as applicable, nor any law or regulation, and (iii) that following its signing this letter will create contractual obligations as described herein, will have full effect and will be fully enforceable against it pursuant to its terms, subject, except as otherwise provided, in the case of AbiBow Canada, to the insolvency laws of general application, to its emergence from the restructuring process under the CCAA, and any required authorizations.

5.4.	Any covenant or condition in favour of a party may only be waived by this party. If one or several provisions herein, or arrangements entered into in connection with this letter, were found to be invalid by a Court for any reason whatsoever, the other provisions contained therein would continue to have their full effect between the parties and, if an invalidated provision had a significant negative impact on either one of the parties, they will negotiate in good faith the relevant terms in order to compensate the affected party in an equivalent manner.

5.5.	This letter is governed by and must be interpreted pursuant to the laws applicable in Quebec.

5.6.	No party is authorized to bind the other party towards a third party without first obtaining the other party’s written consent. The covenants contained herein only benefit the parties and their respective subsidiaries. Nothing herein shall be construed as a stipulation for another.

5.7.	Except as otherwise provided, all references herein to dollars must be understood as a reference to Canadian dollars.

5.8.	This letter can be signed in several counterparts, each one deemed to be an original counterpart, but all the counterparts constitute one and the same agreement.

5.9.	The representatives and signatories for AbiBow Canada and the Government declare that they have read this letter and its schedules and that they accept its terms, conditions and modalities and sign it in good faith in the name of AbiBow Canada and the Government, respectively.

5.10.	The necessary arrangements in respect of AbiBow Canada’s pensions plans and their continued existence are for AbiBow Canada essential conditions to this letter and related arrangements taken in connection with it, without which AbiBow Canada would not have entered into them.

5.11.	In the event of a disagreement or conflict resulting from or in connection with this letter, including with its interpretation and application, the parties will first try to resolve it amicably through informal negotiations.

5.12.	If AbiBow Canada is subject to an event of force majeure (as defined hereunder):
5.12.1.1.	it must promptly give notice to the Government and indicate, as correctly as possible, the effect on its obligations under this letter and any arrangements relating thereto, and any foreseeable delays resulting therefrom;

5.12.1.2.	the parties will review in good faith the terms of this letter and of the arrangements relating thereto in order to take any such circumstance into account ;and

5.12.1.3.	(i) its obligations will be suspended as long as it acts with reasonable diligence in order to eliminate or correct, in the case where it is reasonably possible, the causes and effects of this force majeure, it being understood however that the resolution of any labour dispute will be left to its entire discretion, and (ii) the non-performance of an obligation is not considered a default, and does not lead to a right of action of any nature whatsoever; as applicable, there is a deferral of the delays resulting from a suspended obligation.
For these purposes, the expression “force majeure” means any event which is unforeseeable, irresistible and beyond the control of AbiBow Canada and delays, interrupts or prevents complete or partial performance of its obligations pursuant to this letter, including any one of the following events: war, embargo, insurrection, invasion, riot, rebellion, social problems, epidemic, flood, fire, explosion, thunder, earthquake, ice storm, storm, sabotage or labour dispute, as well as any act, omission or constraint by a government, court or public authority.

5.13.	This letter, as well as any document, communication or other information relating directly or indirectly to it, are confidential and may not be communicated to anybody, unless to the extent it is required by any applicable law. If a party believes that it is held by law to disclose information or receives a request to that effect, it must immediately notify the other party so that it may have the opportunity to take all appropriate recourse and, in any event, take all reasonable steps in order to maintain confidentiality. These obligations apply to any information whether communicated in writing, verbally or by electronic means and whether it was communicated prior or subsequent to the date of this letter. AbiBow Canada confirms that this letter and the arrangements with the competent authorities are disclosed in the context of its restructuring process and with the Court, creditor committees and competent authorities in Quebec or otherwise.

IN WITNESS WHEREOF, the Parties have executed this letter as of September 13, 2010.
BOWATER CANADIAN FOREST PRODUCTS INC.
ABITIBI-CONSOLIDATED COMPANY OF CANADA

By :	(Signed)

Name :	David J. Paterson

Title :	President

THE GOVERNMENT OF QUEBEC

By :	(Signed)

Name :	Clément Gignac

Title :	Minister of Economic Development, Innovation and Export Trade

LETTER AGREEMENT CONCERNING THE
PULP AND PAPER OPERATIONS OF ABITIBIBOW CANADA IN QUEBEC
SCHEDULES
Schedule I Business Plan
–	Notice of Meeting and Information Circular dated August 2, 2010, at pages G-1 — G-11.

–	Disclosure Statement dated August 2, 2010, at pages 116-119.
Schedule II Compensation Plan
–	Notice of meeting and Information Circular dated August 2, 2010, at pages 11-116.

–	Disclosure Statement dated August 2, 2010, Exhibit B, at pages 1-12.